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                                                                    Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of Pharmacia & Upjohn, Inc. for the registration of shares of its common stock, and in the related Proxy Statement/ Prospectus of SUGEN, Inc. We also consent to the incorporation by reference therein of our report dated February 5, 1999, except for Note 13 as to which the date is March 24, 1999, with respect to the financial statements and schedule of SUGEN, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP



Palo Alto, California
August 2, 1999